Exhibit C

Money Pool Rule 24
Transaction Report
Loan Agreements with ETR

Company	Trans. Date	Transaction	Balance
ESI	9/26/2005	$62,500,000	$62,500,000
ESI	9/30/2005	($62,500,000)	$0
SFI	9/26/2005	$62,500,000	$62,500,000
SFI	9/30/2005	($62,500,000)	$0